EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com

Email:	don.washington@enproindustries.com
EnPro Industries Reports Third Quarter Results
•	Segment margins reach 13.9% in third quarter as all segments report improving profits and margins

•	Operational improvement and strong industrial markets contribute to increased sales and profits

•	Demand, pricing and operational efficiencies expected to continue to benefit results in fourth quarter
CHARLOTTE, N.C., November 1, 2005 — EnPro Industries, Inc. (NYSE: NPO) today reported net income of $10.0 million, or $0.47 a share, for the third quarter of 2005. Earnings in the quarter benefited from significant items that resulted in after-tax gains of about $1.7, million or $0.08 a share. The largest of these items was an after-tax increase of $1.5 million, or $0.07 a share, in the fair value of call options on Goodrich Corporation common stock, which the company owns in connection with the TIDES convertible preferred security.
In the third quarter of 2004, EnPro reported net income of $10.1 million, or $0.47 a share. A year ago, significant items resulted in after-tax gains of about $2.7 million, or $0.12 a share. They included a favorable insurance settlement relating to environmental matters and loss provisions on long-term contracts at Fairbanks Morse Engine.
A table showing the effect of significant items on net income in the third quarters and first nine months of 2004 and 2005 is included in this release. Per share amounts in this release are expressed on a diluted basis.
Sales in the third quarter of 2005 were $199.6 million, or about 4% above sales in the third quarter of 2004, which were $192.1 million. The improvement reflects higher sales in the company’s Sealing Products and Engineered Products segments, partially offset by a decline in sales in its Engine Products and Services segment.
“Our operations turned in another good overall performance in the third quarter,” said Ernie Schaub, president and chief executive officer. “They continued to increase their efficiencies and improve turnaround times. Our operating performance and stronger core markets helped us achieve record third quarter segment profits and profit margins, and we remain on track for continued improvement.”
Schaub noted that the company reported higher asbestos-related expenses in the quarter. “Compared to last year, asbestos-related expenses increased because of higher legal fees associated with trial activity and because of the impact of insolvent insurance coverage,” Schaub said. “After the close of the quarter, we received $4.4 million from an insolvent insurer that will significantly offset asbestos-related expenses in the fourth quarter. As a result, these expenses should increase only slightly for the remainder of the year.”
For the first nine months of 2005, EnPro reported net income of $41.1 million, or $1.93 a share, including after-tax gains of $7.8 million, or $0.36 a share, from a trust distribution, a gain in the fair value of the

Goodrich call options and other items. These results compare with net income of $29.9 million, or $1.41 a share, in the first nine months of 2004.
Sales in the first nine months of 2005 were $631.5 million, compared to $622.2 million in the first nine months of 2004, when they included $11.0 million in sales from businesses that were divested in mid-2004.
Sealing Products
Third quarter sales in the Sealing Products segment increased by 6%, including one percentage point from favorable foreign exchange. Sales improved by 5% each at Garlock Sealing Technologies and Stemco. Garlock benefited from strength in their upstream oil and gas, power generation and mining markets. Increased demand from original equipment manufacturers in the heavy-duty truck market benefited Stemco’s sales. Garlock Rubber Technologies also reported a significant increase in sales.

($ Millions)
Quarter Ended	9/30/05	9/30/04

Sales	$97.0	$91.7
Profit	$16.9	$13.2
Margin	17.4%	14.4%

Profits in the Sealing Products segment increased by 28% over the third quarter of 2004 and segment profit margins improved to 17.4% compared to 14.4% a year ago. Garlock’s profits and profit margins benefited from better pricing, higher volumes in U.S. and European markets, cost reductions and the elimination of unprofitable product lines. Increased volumes and better pricing benefited profits at Stemco and margins there improved. Lower scrap charges and improved pricing benefited results at Garlock Rubber Technologies, which recorded a profit in the third quarter, compared to a loss in the third quarter of 2004.
The segment’s sales in the first nine months of 2005 increased by 6%, including two percentage points from favorable foreign exchange. Sales in the first nine months of 2005 improved at all businesses in the segment when compared to the first nine months of 2004, reflecting increased demand across most of the segment’s markets.

($ Millions)
Nine Months Ended	9/30/05	9/30/04

Sales	$299.2	$283.6
Profit	$53.7	$45.8
Margin	17.9%	16.1%

Segment profits improved by 17% in the first nine months of 2005 and segment margins increased to 17.9% from 16.1%. Higher volumes, better pricing and the benefits of costs reductions from EnPro’s Total Customer Value (TCV) lean manufacturing initiative contributed to the improvement compared to the first nine months of 2004.
Engineered Products
Sales in the Engineered Products segment increased by 7% over the third quarter of 2004 as both Quincy Compressor and France Compressor Products benefited from stronger markets. Industrial demand for compressors and for aftermarket parts helped Quincy report a 14% increase in sales over 2004. France Compressor Products benefited from higher demand from its hydrocarbon processing and transportation markets, and sales there improved by 25%. Sales of GGB’s bearings products were about the same as a year ago, primarily because of soft demand from European industrial markets, offset by higher shipments in North and South America.

($ Millions)
Quarter Ended	9/30/05	9/30/04

Sales	$82.8	$77.6
Profit	$10.0	$7.6
Margin	12.1%	9.8%

Profits in the Engineered Products segment increased by 32% over the third quarter of 2004 and profit margins improved to 12.1% from 9.8% as the segment’s restructuring expenses decreased significantly. Quincy Compressor reported improved profit margins and a substantial increase in profits, which grew by over 30% from a year ago. Quincy benefited from a more favorable product mix, higher volumes and better pricing for selected products. Profits at France Compressor Products benefited from higher demand and reduced restructuring expenses, which also led to a substantial increase in profit margins. At GGB, profits declined and margins were lower, reflecting lower volumes, a less favorable product mix in Europe and expenses associated with its new facility in Slovakia.

For the first nine months of 2005, sales in the Engineered Products segment increased by $7.2 million, or about 3%, compared to the first nine months of 2004. Favorable foreign exchange rates contributed two percentage points of the increase. Tool and die businesses that were divested in mid-2004 contributed $11.0 million to sales in the first nine months of last year. Compared to a year ago, sales increased at all operations in the segment, reflecting stronger industrial markets, especially in North America.

($ Millions)
Nine Months Ended	9/30/05	9/30/04

Sales	$263.4	$256.2
Profit	$35.1	$27.2
Margin	13.3%	10.6%

The segment’s profits in the first nine months of 2005 increased by 29% and profit margins improved to 13.3% from 10.6%, primarily due to lower restructuring expenses, higher volumes, better pricing and cost reductions from TCV and from restructuring.
Engine Products and Services
Sales decreased by 13% in the Engine Products and Services segment, compared to the third quarter of 2004, as shipments of engines associated with U.S. Navy shipbuilding programs declined. Sales of parts and services were higher than they were a year ago. The segment reported a small profit and higher profit margins compared to the third quarter of 2004, when it recorded a loss provision of $7.5 million associated with cost overruns on several engine manufacturing programs.

($ Millions)
Quarter Ended	9/30/05	9/30/04

Sales	$20.1	$23.1
Profit	$0.9	$(6.3)
Margin	4.5%	n/a

For the first nine months of the year, the Engine Products and Services segment reported a 16% decrease in sales, reflecting fewer engine shipments than in the first nine months of 2004. Although the segment established a $3.5 million loss provision associated with engine manufacturing programs during the first nine months of 2005, it reported a profit in the period. The segment’s profits in the first nine months of 2004 were reduced by the $7.5 million loss provision established in the third quarter of 2004.

($ Millions)
Nine Months Ended	9/30/05	9/30/04

Sales	$70.1	$83.3
Profit	$1.9	$(1.6)
Margin	2.7%	n/a

Cash Flows
At September 30, 2005, EnPro had unrestricted cash balances of $76.8 million. Higher activity in the company’s markets led to a working capital increase of $29.9 million in the first nine months of 2005, compared to an increase of $22.1 in the first nine months of 2004. Working capital levels should decline over the remainder of the year.
Net cash outflows for asbestos claims and expenses increased to $30.0 million in the first nine months of 2005, compared with $23.3 million in the first nine months of 2004. The increase reflects higher legal fees as Garlock tries more cases and payments associated with several large settlements made earlier in the year.
After the close of the third quarter, the company completed a Convertible Senior Debenture offering, and issued $172.5 million principal amount of the debentures. EnPro expects to use a portion of the proceeds to fund the redemption of its TIDES securities during the fourth quarter of 2005.
Asbestos
Asbestos claims continue to be filed at a lower rate than at any time since the early 1990s. New filings declined in the first nine months of 2005, decreasing by nearly 30% from the first nine months of 2004.
“We believe our settlement strategy, state legislative and judicial reforms and the declining incidence of asbestos-related disease have contributed to the reduced numbers of new claims,” said Schaub. “The costs of defense, appeals and settlements increased our asbestos-related expense and net cash outflows in the first nine months of 2005. However, we received a payment from an insolvent insurer in October which will substantially reduce net asbestos-related expense in the fourth quarter, and we are confident that our total net cash outflows for asbestos claims and expenses will be less in 2005 than they were in 2004.”

Outlook
“Our operations have performed well in the first nine months of 2005, and should continue to do so for the rest of the year,” said Schaub. “Although engine sales will be lower in 2005 than in 2004, we expect sales in our Sealing Products and Engineered Products segments to exceed 2004. Higher demand, price increases and cost reductions should improve profits and profit margins in all segments compared to 2004, even when the comparison excludes the restructuring expenses and contract loss provisions that affected our 2004 results.”
Conference Call Information
EnPro will hold a conference call today, November 1, at 9:00 a.m. Eastern Time to discuss second quarter earnings. To participate in the call, dial (800) 811-0667 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 9474712. The telephone replay will be available on the company’s website and by telephone through November 4, 2005.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: completion of the sale of the debentures, including the company’s satisfaction of closing conditions, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, and the Forms 10-Q for the quarters ended March 31 and June 30, 2005, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004

Sales	$199.6	$192.1	$631.5	$622.2

Operating costs and expenses:
Cost of sales	133.7	138.9	422.7	430.8
Selling, general and administrative expenses	44.4	44.6	141.1	138.9
Asbestos-related expenses	6.5	2.8	13.3	6.8
Restructuring and other costs	0.1	1.6	0.4	4.7
Loss on sale of assets, net	—	—	—	1.8

Total operating costs and expenses	184.7	187.9	577.5	583.0

Operating income	14.9	4.2	54.0	39.2

Interest expense	(2.3)	(2.3)	(6.8)	(6.9)
Interest income	0.6	0.6	2.1	1.4
Other income	2.4	11.2	14.9	11.0

Income before income taxes	15.6	13.7	64.2	44.7

Income tax expense	(5.6)	(3.6)	(23.1)	(14.8)

Net income	$10.0	$10.1	$41.1	$29.9

Basic earnings per share	$0.48	$0.49	$1.99	$1.46

Average common shares outstanding (millions)	20.7	20.5	20.7	20.5

Diluted earnings per share	$0.47	$0.47	$1.93	$1.41

Average common shares outstanding (millions)	21.3	21.2	21.3	21.1

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2005 and 2004
(Stated in Millions of Dollars)

	2005	2004

Operating activities
Net income	$41.1	$29.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.9	17.8
Amortization	5.4	5.8
Deferred income taxes	13.2	5.1
Loss on sale of assets, net	—	1.8
Payments for asbestos-related claims, net of insurance proceeds	(16.7)	(16.5)
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Receivables	(9.9)	(16.3)
Inventories	(10.5)	(5.7)
Accounts payable	(4.2)	3.2
Other current assets and liabilities	(5.3)	(3.3)
Other non-current assets and liabilities	(0.9)	11.4

Net cash provided by operating activities	30.1	33.2

Investing activities
Purchases of property, plant and equipment	(19.0)	(23.7)
Proceeds from sales of assets	0.3	9.6
Receipt (payment) in connection with acquisitions of businesses	(1.6)	0.3

Net cash used in investing activities	(20.3)	(13.8)

Financing activities
Repayments of debt	(0.1)	(5.4)
Proceeds from issuance of common stock	0.9	1.4
Receipt from (deposits into) restricted cash accounts	(41.7)	0.5
Other	1.3	—

Net cash used in financing activities	(39.6)	(3.5)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.6)

Net increase (decrease) in cash and cash equivalents	(31.2)	15.3
Cash and cash equivalents at beginning of year	108.0	94.7

Cash and cash equivalents at end of period	$76.8	$110.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)

As of September 30, 2005 and December 31, 2004
(Stated in Millions of Dollars)

	Sept. 30,	December 31,
	2005	2004

Current assets
Cash and cash equivalents (unrestricted)	$76.8	$108.0
Accounts and notes receivable	121.0	115.8
Asbestos insurance receivable	105.3	109.9
Inventories	67.2	58.6
Other current assets	34.1	31.3

Total current assets	404.4	423.6

Property, plant and equipment	142.9	146.7
Goodwill	126.6	125.7
Intangible assets	63.3	67.3
Asbestos insurance receivable	384.3	336.2
Restricted cash	45.1	3.4
Other assets	71.9	78.1

Total assets	$1,238.5	$1,181.0

Current liabilities
Current maturities of long-term debt	$0.1	$0.2
Accounts payable	49.1	55.5
Asbestos liability	83.3	74.0
Other accrued expenses	69.7	60.5

Total current liabilities	202.2	190.2

Long-term debt	164.6	164.6
Deferred income taxes	43.2	41.0
Retained liabilities of previously owned businesses	34.6	44.9
Environmental liabilities	31.0	32.2
Asbestos liability	176.9	159.4
Other liabilities	71.3	72.2

Total liabilities	723.8	704.5

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	415.8	411.6
Retained earnings	100.4	59.3
Accumulated other comprehensive income (loss)	(0.1)	7.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	514.7	476.5

Total liabilities and shareholders’ equity	$1,238.5	$1,181.0

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2005 and 2004
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Sealing Products	$97.0	$91.7	$299.2	$283.6
Engineered Products	82.8	77.6	263.4	256.2
Engine Products and Services	20.1	23.1	70.1	83.3

	199.9	192.4	632.7	623.1
Less intersegment sales	(0.3)	(0.3)	(1.2)	(0.9)

	$199.6	$192.1	$631.5	$622.2

Segment Profit

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Sealing Products	$16.9	$13.2	$53.7	$45.8
Engineered Products	10.0	7.6	35.1	27.2
Engine Products and Services	0.9	(6.3)	1.9	(1.6)

	$27.8	$14.5	$90.7	$71.4

Segment Return on Sales

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Sealing Products	17.4%	14.4%	17.9%	16.1%
Engineered Products	12.1%	9.8%	13.3%	10.6%
Engine Products and Services	4.5%	n/a	2.7%	n/a

	13.9%	7.5%	14.4%	11.5%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Segment profit	$27.8	$14.5	$90.7	$71.4
Corporate expenses	(6.0)	(6.5)	(19.9)	(19.2)
Asbestos-related expenses	(6.5)	(2.8)	(13.3)	(6.8)
Loss on sale of assets, net	—	—	—	(1.8)
Interest expense, net	(1.7)	(1.7)	(4.7)	(5.5)
Other income, net	2.0	10.2	11.4	6.6

Income before income taxes	15.6	13.7	64.2	44.7
Income tax expense	(5.6)	(3.6)	(23.1)	(14.8)

Net income	$10.0	$10.1	$41.1	$29.9

EnPro Industries, Inc.
Significant Items Impacting Net Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended Sept. 30,
	2005		2004
	$	Per share	$	Per share

Environmental insurance settlement	$—	$—	$6.3	$0.29
Mark-to-market adjustment for call options	1.5	0.07	0.7	0.03
Restructuring and other costs	—	—	(1.1)	(0.05)
Fairbanks Morse Engine contract losses	—	—	(4.7)	(0.22)
Tax accrual adjustments	0.2	0.01	1.5	0.07

Impact — increase (decrease)	$1.7	$0.08	$2.7	$0.12

	Nine Months Ended Sept. 30,
	2005		2004
	$	Per share	$	Per share

Environmental insurance settlement	$—	$—	$6.3	$0.29
Mark-to-market adjustment for call options	2.4	0.11	0.1	—
Crucible back-up trust adjustment	6.9	0.32	—	—
Restructuring and other costs	(0.2)	(0.01)	(3.0)	(0.14)
Fairbanks Morse Engine contract losses	(2.2)	(0.11)	(4.7)	(0.22)
Loss on sale of assets, net	—	—	(1.1)	(0.05)
Tax accrual adjustments	0.9	0.05	2.0	0.10

Impact — increase (decrease)	$7.8	$0.36	$(0.4)	$(0.02)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying consolidated statements of operations except the Fairbanks Morse Engine contract losses ($3.5 million in 2005 and $7.5 million in 2004) which are included in cost of sales and the Crucible back-up trust adjustment ($11.0 million), the environmental insurance settlement ($10.0 million) and the mark-to-market adjustments for call options ($2.4 million and $1.2 million for the quarters ended September 30, 2005 and 2004, respectively, and $3.9 million and $0.2 million for the nine months ended September 30, 2005 and 2004, respectively) which are all included in other income. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.3 million and 21.2 million for the quarters ended September 30, 2005 and 2004, respectively, and 21.3 million and 21.1 million for the nine months ended September 30, 2005 and 2004, respectively).